UNITED STATES
		       SECURITIES AND EXCHANGE COMMISSION
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                             Forgent Networks, Inc.
                    108 Wild Basin Road, Austin, Texas 78746


		(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


              The Red Oak Fund, LP, a Delaware limited partnership;

     Pinnacle Fund, LLLP, a Colorado limited liability limited partnership;

       Bear Market Opportunity Fund, L.P., a Delaware limited partnership;

          Pinnacle Partners, LLC, a Colorado limited liability company;

          Red Oak Partners, LLC, a New York limited liability company;

                                 David Sandberg.

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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



  Pinnacle Fund and Red Oak Partners Reject Claims Made by ASUR and Challenge
	   ASUR's Directors to Disclose Information to Shareholders


New York, New York, July 7, 2009. Pinnacle Fund ("Pinnacle") and Red Oak Partners rejected the allegations in the June 30 and July 1 press releases by Asure Software's ("ASUR's") Board of Directors and management and called on them to disclose the information described in Pinnacle's June 29 press release which was originally requested in Pinnacle's June 15 letter to ASUR's Board, such as how many hundreds of thousands of shareholder dollars have been paid to the Chairman's son and on executive's visits to the prestigious "Cooper Clinic" in Dallas, as well as basic information such as the final voting results and how much was spent on ASUR's Board's failed Go-Private effort.

David Sandberg, Pinnacle's portfolio manager, noted that Asure's actions in response to this call for information have been to attack Pinnacle and its nominees, to file meritless litigation in an attempt to distract shareholders from the mismanagement of the company, and to bully their critics into silence. "Pinnacle believes ASUR's desperate desire to avoid its shareholders led it to sue not just Red Oak and Pinnacle but numerous (12) other unaffiliated shareholders, including many whom Pinnacle has never spoken to or met with and all of whom Pinnacle and Red Oak have no economic affiliation with." Mr. Sandberg continued, "ASUR's agenda is transparent - they named every shareholder who openly opposed them in an attempt to characterize all critics as a single "group," giving ASUR's Directors a greater chance to preserve themselves in office. They even alleged a supposed plan to take over the company and liquidate its assets which has no basis in fact or reason. Since ASUR's Directors first joined the company, its share price has declined over 90% as it has reported in excess of $40 million in net losses. During this time, Directors have not bought stock yet have repriced their own options not once but twice. We believe they know they do not have shareholder support in part because of the comments on public message boards, and as evidenced by what we believe was an overwhelming rejection of their Go-Private efforts."

Mr. Sandberg disclosed that Pinnacle and Red Oak have filed preliminary proxy materials with the Securities and Exchange Commission as the next step towards
holding the Asure board accountable to shareholders.   "We intend to proceed in
as orderly a fashion as possible to give shareholders a real chance to tell this board exactly what they think of its history of losses and its tactics of avoidance" he said. "Our slate of nominees has industry experience and their share ownership (multiple times that of ASUR's Directors) aligns them directly with shareholders. Our proxy material set out an agenda to begin a cost reduction effort first disclosed in a June 9 email sent to ASUR's Chairman (and then CEO) Richard Snyder, but Asure has responded by avoiding questions, attacking its critics, and claiming that this information was never provided."

Mr. Sandberg also noted a new disclosure from the lawsuit Asure filed. "Asure disclosed in their lawsuit that they now have just over $8 million in cash and thus have burned a whopping $3 million in shareholder money in just 2 months
since the April 30 quarter ended.   We believe this cash burn is far greater
than any shareholder would have expected given ASUR's continual forecasts for growth and claims that ASUR is nearing year-end EBITDA breakeven. This cash burn can only be explained either by an increase in operating losses or a significant non-operating spend since the end of the April quarter (such as excessive amounts spent on their failed Go-Private effort which they have still refused to disclose), or both. Either way, we believe ASUR's unwillingness to disclose how it has spent shareholder money and to answer any questions from shareholders is largely explained by the magnitude of this loss in the face of their publicly claimed efforts to reduce costs. How much more are these incumbents prepared to spend to keep themselves in control at any cost to shareholders?" said Mr. Sandberg.

"When ASUR's Directors were publicly questioned about how they spent shareholder money, they promptly responded by refusing to disclose the requested information to shareholders, refusing to allow shareholders to ask questions on a public call after reporting what we view as an awful quarter (with a $1.4 million operating loss and a $1 million cash burn), and filing a lawsuit to silence their critics. This should concern all shareholders as it does us." said David Sandberg. Mr. Sandberg asks the Asure management, "We have publicly released our correspondence. Why are we the only ones disclosing information while you are attempting to misdirect shareholders from the important points - where has shareholder money gone? Even in your June 30 press release, ASUR avoids all mention of the requested items. If the requested information is not damaging, disclose it. If you're not paying your son large sums of our money, disclose it. If you have not sent executives for years to an elite and incredibly pricey Cooper Clinic, please tell us. If you have not spent absurd amounts of shareholder money on a wasteful Go-Private effort where someone dared to 'oppose' you and is now asking about it - after shareholders soundly defeated your wasteful proposals across the board - please tell us. However, we are openly concerned that you have done all of these things and that your refusal to disclose information or allow shareholders to communicate with you is an effort to hide this information. As a public company, ASUR should disclose information to the owners of the business, especially as none of these requests relate to information ASUR would need to withhold from its competition."

Mr. Sandberg concludes, "we intend to vigorously defend these attacks and litigation clearly aimed at hiding information and sterilizing the voting power of shareholders who oppose entrenched Directors. We encourage any and all shareholders who are as outraged as we are to ask ASUR where shareholder money has been spent - and why."

Red Oak's and Pinnacle's filings can be found at www.sec.gov by selecting "Search" at the top right and then typing "forgent" into the box asking for the Company Name.

If you have further questions please contact David Sandberg at (212) 614-8952 or dsandberg@redoakpartners.com.

Important Information
Pinnacle intends to file a definitive proxy statement soliciting votes for Pinnacle's nominees to the Company's board of directors. Pinnacle is not asking you at this time to vote on its slate of directors. Once Pinnacle's definitive proxy statement for the annual meeting becomes available, Pinnacle strongly advises stockholders to carefully read that definitive proxy
statement, as it will contain important information.   Information concerning
Pinnacle and any other persons deemed participants in Pinnacle's solicitation of proxies from stockholders in connection with the annual meeting will be available in Pinnacle's definitive proxy statement for the annual meeting. Once Pinnacle's definitive proxy statement for the annual meeting becomes available, stockholders will be able to obtain, free of charge, copies of that statement and any other documents Pinnacle files with or furnishes to the Securities and Exchange Commission through the Securities and Exchange Commission's website at www.sec.gov.